UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 22, 2025 (September 16, 2025)

NUTEX HEALTH INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41346	11-3363609
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6030 S. Rice Ave, Suite C, Houston, Texas 77081
(Address of principal executive offices) (zip code)

(713) 660-0557
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Precommencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Precommencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	NUTX	NASDAQ Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Company’s operations, policies or practices, including accounting principles and practices.
Appointment of Chief Operating Officer
On September 16, 2025 the Board of Directors (the "Board") of Nutex Health, Inc. (the "Company") appointed Mr. Wesley Bamburg to serve as the Company's Chief Operating Officer, effective on or about October 13, 2025 (the “Commencement Date”).
The appointment of Mr. Bamburg follows the previously announced departure of Joshua DeTillio, which was disclosed in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2025.
Mr. Bamburg, age 43, previously served as Chief Operating Officer for HCA Houston Healthcare North Cypress since July 2024. Before that, from 2019 to 2024, Mr. Bamburg was Chief Operating Officer at HCA Houston Healthcare Medical Center, Houston, TX. Mr. Bamburg began his career with HCA Healthcare in 2013 as the Gulf Coast Division's Vice President (VP) of Payor Contracting & Alignment. Prior to joining HCA Healthcare, Mr. Bamburg had the unique opportunity to work regionally in 11 states, concentrating in managed care, network operations and physician alignment with combined experience from both the payor and provider perspective.
Mr. Bamburg attended Southwestern Oklahoma State University on an athletic scholarship where he earned his Bachelor’s Degree in Healthcare Administration and his Master of Business Administration from Oklahoma City University. He is board-certified in healthcare management and recognized as a Fellow of the American College of Healthcare Executives.
In connection with his appointment as the Company’s Chief Operating Officer, on September 16, 2025, the Company entered into a two (2) year employment agreement with Mr. Bamburg (the "Bamburg Agreement”) pursuant to which Mr. Bamburg is entitled to receive a base annual salary of $415,000, subject to annual review by the Company’s CEO and Board of Directors. The employment agreement contains automatic two-year extensions at the end of each term unless 60-day advance notice of non-extension is delivered by either party.
In the event the Company (or its successor) terminates Mr. Bamburg's employment without cause or Mr. Bamburg resigns for good reason, severance benefits would be twelve months of base monthly salary and a cash subsidy for group medical, dental and vision programs for twelve months. No severance is payable under the Bamburg Agreement if Mr. Bamburg’s employment is terminated by the Company for cause (as defined in the Bamburg Agreement), Mr. Bamburg resigns without good reason (as defined in the Bamburg Agreement) or is unable to perform due to death or disability. Mr. Bamburg is entitled to receive payment of all salary and benefits accrued up to the termination date of his employment upon any termination of employment, unpaid expense reimbursements, and accrued but unused paid time off within thirty (30) days.
Mr. Bamburg will also be eligible to receive an annual cash bonus (the "Annual Bonus”) in an amount of up to sixty percent (60%) of his Base Salary. The Annual Bonus will be recommended by the CEO at his discretion and approved by the Company's Board of Directors. The Annual Bonus shall be based on a combination of Company-wide and Employee-specific goals, both qualitative and quantitative, to be developed and approved by the CEO and Board of Directors each year.
Mr. Bamburg shall be eligible to participate in the Company’s long-term incentive plan that may be available to similarly positioned executives and in the event RSUs’ are awarded, such award may be valued up to sixty percent (60%) of his Base Salary.
Mr. Bamburg will receive an additional cash compensation of $100,000 as a signing bonus, payable in four equal quarterly payments of $25,000, provided Mr. Bamburg remains in employment with the Company for a minimum of twelve months.
The foregoing description of the Bamburg Agreement is not complete and is qualified in its entirety by the full text of the Bamburg Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.
There are no other arrangements or understandings between Mr. Bamburg and any other persons pursuant to which Mr. Bamburg was named Chief Operating Officer. Mr. Bamburg does not have any family relationship with any of the Company’s directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer. Mr. Bamburg does not have any direct or indirect interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.
Item 7.01 Regulation FD Disclosure.
A copy of the Company’s press release announcing Mr. Bamburg’s appointment is furnished with this Current Report on Form 8-K as Exhibit 99.1.
The information in this Item 7.01 (including Exhibit 99.1) shall not be deemed to be "filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Employment Agreement, executed as of September 16, 2025 between the Company and Wesley Bamburg
99.1	Press Release dated September 22, 2025
104	Cover Page Interactive Data File - the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: September 22, 2025
Nutex Health Inc.

By: /s/ Jon C. Bates
Jon C. Bates
Chief Financial Officer